UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 11, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 21, 2013 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the Important Notice Regarding the Availability of Proxy Materials or proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

John E. Roe, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 21, 2013 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS:	To elect four directors for a three-year term and until their successors are elected and qualified;

To approve, on an advisory basis, Flushing Financial Corporation’s executive compensation;

To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 22, 2013.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the Important Notice Regarding Availability of Proxy Materials or proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Lake Success, New York

April 11, 2013

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 21, 2013

i

Option Exercises and Stock Vested in 2012	32
Pension Benefits	32
Nonqualified Deferred Compensation	33
Nonqualified Deferred Compensation Table	34
Potential Payments Upon Termination or Change of Control	36
Potential Payments Upon Termination of Employment	36
Employment Agreements	37
Equity Awards	39
Change of Control Arrangements	39
Risk Assessment of Non-Executive Compensation Plans	39
Risk Assessment	40
PROPOSAL NO. 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	41
Report of the Audit Committee	42
Audit Committee Financial Expert	43
Fees Paid to Independent Registered Public Accounting Firm	43
PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013	44
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
Stock Ownership of Certain Beneficial Owners	44
Stock Ownership of Management	45
Section 16(a) Beneficial Ownership Reporting Compliance	46
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	47
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	47
MISCELLANEOUS	48

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Bank. On February 28, 2013, our subsidiary banks, Flushing Savings Bank, FSB and Flushing Commercial Bank merged, with the combined bank named Flushing Bank. In this proxy statement we use the term “the Bank” to mean Flushing Savings Bank, FSB prior to the merger and Flushing Bank thereafter. Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors” or “Board”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 21, 2013 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 22, 2013, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This year we are not mailing the proxy statement and related materials to all stockholders. Instead, the proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 can be accessed over the Internet. Printed proxy materials will be mailed to stockholders only upon request. All persons who are entitled to vote at the annual meeting will receive in the mail (or by email, if they have agreed to delivery in such manner) an Important Notice Regarding the Availability of Proxy Materials that tells how to access our proxy materials. We will begin distributing the Important Notice Regarding the Availability of Proxy Materials on or about April 11, 2013.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 22, 2013, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 30,846,118 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You may vote over the Internet, by telephone, or by signing, dating, and returning a proxy card.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the Important Notice Regarding the Availability of Proxy Materials. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR the advisory approval of Flushing Financial Corporation’s executive compensation, and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The advisory approval of the Company’s executive compensation and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm each require the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting.

Abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from “street name” holders) are considered present for purposes of determining the presence of a quorum. Abstentions will not affect the plurality vote required for the election of directors but will have the same effect as a vote against the other proposals. Broker non-votes are not “votes cast” on a proposal, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the ratification of the appointment of the independent registered public accounting firm, but not on election of directors, or the advisory approval of the Company’s executive compensation.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $6,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Internet Availability of Proxy Materials

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2012 are available at https://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes, each comprised of four directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and B are serving terms expiring at the annual meeting of stockholders in 2014 and 2015, respectively.

The directors in Class C, whose terms expire at the 2013 annual meeting, are John R. Buran, James D. Bennett, Vincent F. Nicolosi, and Gerard P. Tully, Sr. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2016. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
John E. Roe, Sr.	79	Chairman of the Board	1968	2015
John R. Buran	63	President, Chief Executive Officer and Director	2003	2013	(3)
James D. Bennett	74	Director	1998	2013	(3)
Steven J. D’Iorio	63	Director	2004	2015
Louis C. Grassi	57	Director	1998	2015
Sam S. Han	59	Director	2007	2015
Michael J. Hegarty	73	Director	1987	2014
John J. McCabe	69	Director	2003	2014
Vincent F. Nicolosi	73	Director	1977	2013	(3)
Donna M. O’Brien	57	Director	2004	2014
Michael J. Russo	78	Director	1984	2014
Gerard P. Tully Sr.	85	Director	1967	2013	(3)

(1)	As of December 31, 2012.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Nominee for re-election at the 2013 annual meeting for a term expiring in 2016.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years. In addition, described below are each director’s particular experiences, qualifications, attributes or skills that contributed to the Board’s conclusion that the person should continue to serve as a director of the Company.

Board Nominees

John R. Buran is President and Chief Executive Officer and a Director of the Company and the Bank. He has served as President and Chief Executive Officer of the Company and the Bank since July 2005. He has been a Director of the Company and the Bank since 2003. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. He is former Chairman of the Board of the New York Bankers Association. He currently serves on the Board of The Federal Home Loan Bank of New York and on the Federal Reserve Bank of New York’s Community Depository Institutions Advisory Council. Mr. Buran’s experience with the Company and his career-long experience in the Banking industry, including at some of the nation’s largest banks, his community and other activities connecting him to the Company’s marketplace and his extensive knowledge of Banking regulations and other matters as applicable specifically to the Company, make him a valuable member of our Board of Directors. In addition, Mr. Buran’s leadership during recent adverse macro-economic circumstances especially qualifies him as a Board member to meet future such challenges.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service

Commission. Mr. Bennett’s legal background, including in particular his extensive knowledge and experience as a real estate lawyer practicing in the Company’s marketplace, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. Bennett a valuable member of our Board of Directors.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi LLP in Manhasset, New York. For over 38 years, he has been engaged in the practice of law with an emphasis on civil litigation. From December 1998 to April 2009, Mr. Nicolosi served as a Commissioner on the New York State Commission of Investigations. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee and Governmental Operations Committee between 1975 and 1980. Mr. Nicolosi’s legal background and knowledge of the Company’s marketplace, including in particular his experience in risk assessment and judgment in the context of legal matters as an experienced litigator, makes Mr. Nicolosi a valuable member of our Board of Directors.

Gerard P. Tully, Sr. served as Chairman of the Board of the Company from its formation in 1994 until February 15, 2011, and as Chairman of the Board of the Bank from 1980 until February 15, 2011. Mr. Tully has been a member of the Board of the Bank since 1967. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company. Mr. Tully’s decades of experience with the Company in particular and the Banking industry in general in conjunction with his many years of leadership make him a valuable member of our Board of Directors.

Continuing Directors

Steven J. D’Iorio is Senior Project Manager for Jones Lang LaSalle managing on behalf of MSG the Transformation of Madison Square Garden. Mr. D’Iorio has over 39 years of real estate construction and development experience. Mr. D’Iorio has held senior management positions with Time Warner, Inc., National Westminster Bank, Jones Lang Wootton, and Olympia & York. Mr. D’Iorio’s knowledge of and business experience of the real estate market in which the Company operates, in light of the importance to the Company of real estate as loan collateral and the retail nature of its branches, makes Mr. D’Iorio a valuable member of our Board of Directors.

Louis C. Grassi is Managing Partner and Chief Executive Officer of Grassi & Co. located in Jericho and New York City with a practice in accounting, tax, technology and management consulting services. He is a licensed Certified Public Accountant and Certified Fraud Examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust. Mr. Grassi’s accounting, tax and management expertise, including in particular his experience as a fraud examiner and his general understanding of controls, as well as his firm leadership background, make Mr. Grassi a valuable member of our Board of Directors.

Sam Han is currently President and Founder of The Korean Channel, Inc. and has over 25 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on Time Warner and Cablevision. Mr. Han serves as a member of the Board of Trustees of Flushing Hospital Medical Center. He was an advisor and member of the Board of Flushing Town Hall from 1998 to 2008. Mr. Han’s successful business background and his strong personal and professional connection to the markets served by the Company, coupled with his long-time work in the Korean-American communities served by the Company, add to our diversity and make him a valuable member of our Board of Directors.

Michael J. Hegarty served as President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President-Finance as well as Corporate Secretary and Treasurer, a director and Chairman of the Audit Committee of EDO Corporation, formerly a New York Stock Exchange listed company and a manufacturer of defense systems and components. Earlier in his career, Mr. Hegarty was an accountant with the firm Peat, Marwick, Mitchell and Company. Mr. Hegarty’s extensive experience as a public company executive and board member and knowledge of the Company’s industry and history and his background as a certified public accountant make him a valuable member of our Board of Directors.

John J. McCabe has served as Chief Equity Strategist of Shay Assets Management, Inc. for the past 18 years and as co-manager of the AMF Large Cap Equity Fund managed by Shay Assets Management. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President. Mr. McCabe brings long-time experience in the securities industry and fund management business, as well as a background of investment banking, to the Company and makes him a valuable member of our Board of Directors.

Donna M. O’Brien is President of Community Healthcare Strategies, LLC, a nationally focused healthcare strategy and operations consulting firm. She has held senior level management positions in the healthcare industry including serving as Executive Vice President and Chief Administrative Officer of the Catholic Health System of Long Island and as Assistant Administrator at the University of Texas M.D. Anderson Cancer Center in Houston, Texas. Ms. O’Brien currently serves as a Special Advisor for Community Healthcare Programs for the National Cancer Institute. She also serves on the Board of Regents of Seton Hall University, where she is on the Finance Committee and is Chair of the Audit Committee. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. Ms. O’Brien’s long history in senior-most administrative and management positions and her experience on other boards makes her a valuable member of our Board of Directors.

John E. Roe, Sr. has been Chairman of the Board of Directors of the Company and the Bank since February 16, 2011. He has been a member of the Board of Directors of the Company since its formation in 1994 and the Bank since 1968. Mr. Roe is a retired Captain of the United States Navy Reserve and was appointed Rear Admiral of the New York State Naval Militia by the Governor of New York. He is a former Trustee of Eastern Long Island Hospital and Flushing Hospital Medical Center where he served as Chairman for 10 years. He is a former director of the Queens Chamber of Commerce. He served as Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York from 1985 until his retirement in 2010. Mr. Roe’s experience in the insurance industry in general and the Company’s risk profile in particular in the Company’s industry and regional market make him a valuable member of our Board of Directors.

Michael J. Russo is self-employed as a consulting engineer and serves as Chief Executive Officer and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years. Mr. Russo’s executive experience in a variety of businesses, his knowledge of the Company’s marketplace and his ties to the Company’s community make him a valuable member of the Board of Directors.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	62	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	48	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	50	Executive Vice President and Chief of Real Estate Lending
Barbara A. Beckmann	54	Senior Vice President
Allen M. Brewer	60	Senior Vice President
Astrid Burrowes	48	Senior Vice President
Caterina dePasquale	45	Senior Vice President
Ruth E. Filiberto	54	Senior Vice President
Ronald Hartmann	57	Senior Vice President
Paul W. Ho	55	Senior Vice President
Gary P. Liotta	53	Senior Vice President
Jeoung Jin	46	Senior Vice President
Theresa Kelly	51	Senior Vice President
Robert G. Kiraly	57	Senior Vice President
Patricia Mezeul	53	Senior Vice President
Leeann L. Tannuzzo	45	Senior Vice President
Laura J. Walsh	61	Senior Vice President
William J. Weichsel	63	Senior Vice President

(1)	As of December 31, 2012.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Company in 1998 as Vice President/Controller. Prior to joining the Company, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a Certified Public Accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Allen M. Brewer has been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, he served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Astrid Burrowes has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a Certified Public Accountant.

Caterina dePasquale has been Senior Vice President/Director of Strategic Development and Delivery since January 2010. Ms. dePasquale joined the Company in 2007 as Vice President and Director of Retail Banking & Distribution. Prior to joining the Company Ms. dePasquale held various Senior Vice President positions, including District Manager and Regional Service Manager, within the Retail Banking operations of Bank of America and its predecessor banks.

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resources department at First Data Corporation from 1993 to 2006.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Paul W. Ho has been Senior Vice President/Asian Markets of the Company since October 2009. Prior to joining the Company, Mr. Ho held various Senior Vice President positions at HSBC National Bank, USA since 1993.

Jeoung (A.J.) Jin has been Senior Vice President/Residential, Mixed-Use, and Small Multi-Family Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank.

Theresa Kelly has been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor of the Company since June 2007. Mr. Kiraly joined the Company in July 2006 as First Vice President & Chief Auditor. Prior to joining the Company, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group since 2004. Prior to that, Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Gary P. Liotta has been Senior Vice President/Chief Risk Officer of the Company since April 2010. Prior to joining the Company he was Vice President of Investment Management for Morgan Stanley from 2002 to

2010. Prior to that Mr. Liotta was Vice President at Lehman Brothers and an Audit Manager for Ernst and Young. He has also held officer positions at the Federal Home Loan Bank of New York and JP Morgan Chase. Mr. Liotta is a Certified Public Accountant.

Patricia Mezeul has been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Leeann L. Tannuzzo has been Senior Vice President/Director of Retail Banking and Investment Sales of the Company since January 2010. Ms. Tannuzzo joined the Company in May 2006 as Vice President/Director of Sales where she managed the Company’s Investment & Insurance Program, Training and Retirement Services. In her current position, Ms. Tannuzzo also continues to lead the Company’s Investment & Insurance Program. From May 2005 through May 2006, Ms. Tannuzzo was a Regional Manager & Vice President at the Bank of New York, where she managed 21 retail branches. She held a similar position at the Bank of Smithtown as Vice President of Branch Administration.

Laura J. Walsh has been Senior Vice President/Chief of Staff of the Company since September 2010. Prior to joining the Company, Ms. Walsh held the position of Senior Director/Senior Vice President, Policy and Control for the Citibank Credit Cards division from 1999 to 2009 where she was lead liaison with internal audit, presented to the regulators on internal controls, and managed a staff handling Risk and Control Self-Assessment, Continuity of Business, Sarbanes Oxley, and Information Security. Prior to that role, Ms. Walsh was Vice President of Citicorp Credit Services as a Systems Development Director from 1987 to 1999.

William J. Weichsel has been Senior Vice President/Chief Investment Officer of the Company since June 2007. He was promoted to First Vice President/Chief Investment Officer in July 2006. Mr. Weichsel joined the Company in 2000 as Vice President/Chief Investment Officer. Prior to joining the Company, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the United States Department of the Treasury.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that ten of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Nicolosi is not deemed independent as a result of the legal fees his law firm receives for representing the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2012, the Board of Directors held 12 regular meetings and four special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served.

At least quarterly, the independent directors meet in executive session with no members of Company management present.

The Board of Directors has established the following committees:

Compensation Committee.    The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of Messrs. Russo (Chairman), Grassi, Han and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2012, this committee met five times. The Report of the Compensation Committee is included on page 28.

Audit Committee.    The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of Messrs. Grassi (Chairman), D’Iorio, Hegarty, Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq independence standards and satisfy the Securities and Exchange Commission (“SEC”) independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2012 annual meeting of stockholders. During 2012, this committee met five times. The Report of the Audit Committee is included on page 42.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) is composed of Messrs. Grassi (Chairman), Bennett, McCabe, Roe, and Russo, all of whom are independent under Nasdaq independence standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then corporate governance, and then Nominating and Governance Committee Charter. During 2012, this committee met three times.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2012, the Bank Board held 12 regular meetings and four special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation, Nominating and Governance, and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee and a Compliance Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq independence standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Nominating and Governance Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company as described below. Stockholders owning at least 1% of the Company’s outstanding common stock may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Board Leadership Structure

Since its formation in 1994, the Company has separated the roles of Chairman of the Board and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to run the Company and the Chairman’s responsibility to run the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent Chairman whose sole job is leading the Board. The Board expects that the time that Mr. Buran will be required to devote to the CEO position in the current economic environment will continue to be significant and demanding. By having another director serve as Chairman of the Board, Mr. Buran will be able to focus his entire energy on running the Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board does not believe there is any relationship between how the Board oversees management of the Company’s risks and the Board’s leadership structure.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were four loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2012. The highest aggregate balance of these loans at any time since January 1, 2012 was $990,376, and the aggregate balance of these loans at January 31, 2013 was $403,200. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards and were made at market rates of interest and other normal terms but with reduced origination fees. No such loans were made during 2012. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

The Nominating and Governance Committee approved, in December 2005, the law firm of Nicolosi & Nicolosi LLP (the “firm”), of which Vincent F. Nicolosi is a partner, to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. In that capacity, the firm began representing the Bank in connection with some of its closings in January 2006. The borrowers paid an aggregate of $804,810 to the firm in this regard during 2012. In May 2012, the role of the firm was expanded to include handling certain legal matters in connection with loans (as well as any other general legal matters), the fees for which are paid by the Company or the Bank. The Company and the Bank paid an aggregate of $31,863 to the firm in this regard in 2012. Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager of the AMF Large Cap Equity Fund, which is managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $23,373 in 2012. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2012 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingbank.com by following the links to investor relations and then governance documents, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi, Han, and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Two such loans that were outstanding to immediate family members of directors who were members of the Compensation Committee during 2012 had a balance in excess of $120,000 at some time since the beginning of 2012. The highest balance of those loans at any time since January 1, 2012 was $406,576 and the balance of those loans on January 31, 2013 was $203,700. Such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. These loans are included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” No such loan was made in 2012. The Bank believes such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits personnel within our human resources department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2012, our Chief Financial Officer and Senior Vice President of Human Resources regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from the Committee’s compensation consultant prior to making any final decisions.

Determining Executive Compensation and the Role of the Consultant

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Compensation Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Compensation Committee and reports directly to the Compensation Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan. In 2012, as in prior years, the Compensation Committee engaged the Consultant. The Consultant discussed with the Compensation Committee the philosophy for determining the 2012 compensation and discussed trends in the executive compensation arena to be considered. For a discussion of the elements involved in the Compensation Committee’s decisions regarding executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

For the fiscal year ended December 31, 2012, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) were entitled to receive an annual retainer of $37,500 from the Bank with no additional retainer from the Company. In addition in 2012, the Chairman of the Board received a fee of $75,000 for services to the Company and the Bank in those capacities. The Chairman of the Audit Committee received an additional annual retainer of $15,000, the Chairman of the Compensation Committee received an additional annual retainer of $10,000, and the Chairman of the Nominating and Governance Committee received an additional annual retainer of $7,500. Outside Directors also received meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,300 for each Audit Committee meeting attended, and $1,000 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single Board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $2,500,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

Equity Compensation

Pursuant to the Company’s 2005 Omnibus Incentive Plan as amended in 2011, each Outside Director receives an annual award of 4,800 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a prorated portion of the annual award consisting of 400 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the January 30 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent January 30, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock, generally at the time they vest. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2012 there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors which agreements provide for mandatory indemnification of each director to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
John E. Roe, Sr.	174,250	63,600	—	—	—	237,850
James D. Bennett	79,400	63,600	—	—	—	143,000
Steven J. D’Iorio	92,400	63,600	—	—	—	156,000
Louis C. Grassi	101,500	63,600	—	—	—	165,100
Sam S. Han	72,000	63,600	—	—	—	135,600
Michael Hegarty	91,250	63,600	—	—	—	154,850
John J. McCabe	84,900	63,600	—	40,218	—	188,718
Vincent F. Nicolosi(6)	81,450	63,600	—	—	—	145,050
Donna. O’Brien	69,200	63,600	—	—	—	132,800
Michael J. Russo	90,000	63,600	—	—	—	153,600
Gerard P. Tully Sr.	83,250	63,600	—	—	—	146,850

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 29.
(2)	Reflects the amount of compensation earned in 2012 for annual retainers, Board and committee Chair retainers, Board and committee meeting fees, and property inspection fees.
(3)	Reflects the grant date fair value of awards (excluding the effect of estimated forfeitures) granted in the fiscal year ended December 31, 2012. Assumptions used in the calculation of such amounts are included in note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013. As of December 31, 2012, each Outside Director had 8,400 RSUs outstanding.
(4)	No stock options were granted to directors in 2012. As of December 31, 2012, each Outside Director had the following aggregate number of stock options outstanding: John E. Roe, Sr., 29,700; Michael J. Hegarty, 23,000 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett, 29,700; Steven J. D’Iorio, 16,875; Louis C. Grassi, 29,700; Sam Han, 0; John J. McCabe, 31,725; Vincent F. Nicolosi, 29,700; Donna M. O’Brien, 16,875; Michael J. Russo, 29,700; and Gerard P. Tully, Sr., 22,750. All options are 100% vested and exercisable.
(5)	Reflects the actuarial increase in the present value of Mr. McCabe’s benefit under the Outside Director Retirement Plan. Amount is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Outside Director Retirement Plan was frozen effective January 1, 2004. Messrs. D’Iorio, Han, and Hegarty and Ms. O’Brien are not eligible to participate in the Outside Director Retirement Plan because it was frozen before they satisfied the eligibility requirements. Messrs. Roe, Bennett, Grassi, Nicolosi, Russo, and Tully have maximized their annual retirement benefit under the Outside Director Retirement Plan based on their years of service.
(6)	See “Transactions with Related Persons, Promoters and Certain Control Persons” on page 12 for a description of certain transactions that may be deemed to result in compensation to Mr. Nicolosi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company continues its commitment to aligning executive compensation to the Company’s performance. Our compensation strategy has been developed to drive the Company’s success while improving shareholder value. The Company accomplishes this by 1) linking the Executive’s compensation to the Company’s performance; 2) encouraging long term equity ownership in an effort to align shareholder interests with those of Company’s executives; 3) attracting and retaining executive talent, and 4) managing risk through sound incentive compensation programs. Accordingly, the Company awarded executive compensation based on the following key financial and performance measures.

Elements of 2012 Performance

Our institution’s strong capital, our ability to continue to grow core deposits, and our traditionally strong credit discipline enabled us to perform well in 2012. Our strong performance in 2012 is reflected by the following:

•

Total shareholder return for 2012 improved to 26.07% as compared to 21.63% for the SNL Financial U.S. Thrift Index. Total shareholder return for the three years ending December 31, 2012 was 53.83% compared to 6.91% for the SNL U.S. Thrift Index.

•	Loan originations and purchases were $632.5 million for the year ended December 31, 2012, an increase of $221.3 million from $411.2 million for the year ended December 31, 2011.

•	Non-performing loans declined to 2.79% of gross loans at December 31, 2012 compared to 3.65% at December 31, 2011.

•

Core diluted earnings per common share were $1.14, a decrease of $0.01 from the year ended December 31, 2011. The Company was able to maintain relatively flat earnings during this difficult interest rate environment in spite of limited economic growth, more restrictive lending rules coming from regulatory changes which reduced loan demand, and sustained low interest rates which negatively impacted margins.

•	Net income was $34.3 million, a decrease of $1.0 million, or 2.9% compared to $35.3 million at December 31, 2011.

•	Our Company paid dividends of $0.52 in 2012 resulting in an annual dividend yield of 3.4% for 2012.

•

Net interest income was a record $150.4 million, an increase of $2.7 million, or 1.8%, from $147.8 million for the year ended December 31, 2011. The increase in net interest income is primarily attributable to an increase in the net interest spread of 4 basis points to 3.50%, combined with an increase in the average balance of interest-earning assets of $36.6 million.

•

Our institution remains well-capitalized with improved Core, Tier-1 risk-based, and Total risk-based capital ratios of 9.62%, 14.38%, and 15.43%, respectively, exceeding regulatory requirements of 5%, 6% and 10%, respectively.

•	Our return on average equity for 2012 was 7.99%, as compared to the thrift industry average of 5.73% (as reported by SNL Financial in their U.S. Thrift Index as of February 28, 2013).

•

On February 28, 2013, Flushing Savings Bank merged with Flushing Commercial Bank. The combined bank is named Flushing Bank and is a New York State chartered full-service commercial bank. The charter conversion is expected to result in an annual expense savings of up to $1.0 million.

Summary of 2012 Executive Compensation

Historically, we have targeted total direct compensation at the market 75th percentile when the Company performs at or above the market 75th percentile. The Compensation Committee reviewed the pay for performance analysis provided by the Compensation Consultant to ensure our executive compensation program provides appropriate pay and performance alignment. The analysis reviewed the last three years pay and performance relationship (Fiscal Years 2009—2011) compared to our peer banks. According to the analysis, our Company performed at the 73rd percentile and our total direct compensation was within the top quartile of our peers. As a result, the Compensation Committee concluded that the Company’s executive compensation plans provide directional alignment with performance.

In 2012 our key measures achieved near the top quartile performance against our Peer Group. When reviewing pay for performance in October 2012, considering the base salary, annual bonus, and restricted stock grants in 2012, the named executive officer’s compensation ranked on average at the 60th percentile of the market. The Compensation Committee noted that the total compensation percentile rankings of the named executive officers were generally commensurate with the Company’s performance in 2012 as outlined above.

Impact of Advisory Say-On-Pay Vote

Our Board of Directors, our Compensation Committee, and our management value the opinions of our stockholders. At our 2012 Annual Meeting, approximately 90% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. The Board of Directors and the Compensation Committee considered these results as support for our current program, and accordingly, did not make any changes to our executive compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote we are continuing to provide our shareholders with an annual advisory say-on-pay vote.

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s financial performance. The Compensation Committee believes that such allocation is needed to attract and retain executive officers in the competitive New York City Metropolitan market.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Compensation Committee has the funding it needs for these purposes.

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant. None of the Company’s management team participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees at the Compensation Committee’s request. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P in 2012, and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest taking into account the “independence factors” identified by the SEC and NASDAQ. In making this determination, the Compensation Committee noted that during 2012:

•	PM&P provided Business Banking and Commercial Real Estate incentive plan design services to management but the fees did not exceed $120,000;

•	Fees from the Company were less than 5% of PM&P’s total revenue for FY 2012;

•	PM&P maintains a Conflicts Policy which details specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants who provided advice to the Compensation Committee had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants who provided advice to the Compensation Committee had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants who provided advice to the Compensation Committee directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan (the “Omnibus Plan”). In 2012, as in prior years, the Compensation Committee engaged the Consultant, who prepared an executive total direct compensation analysis with regard to the named executive officers. The Consultant utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed below, and published industry survey sources, including the 2011/2012 Towers Watson Financial Services Survey Suite, the Mercer 2011 Executive / Financial Services Suite and the Pearl Meyer and Partners 2011 Banking Compensation Survey Report (Northeast), in its analysis.

Use of Peer Group

The Peer Group analysis is typically performed and reviewed annually and the annual performance-based incentive awards are made by the Compensation Committee based on the Company-wide and/or departmental performance criteria for that year.

In order to capture an appropriate view of the Company’s competitors, the Consultant utilized the following Peer Group, consisting of 19 banks which are close to the Company’s size (generally, no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States. The Compensation Committee’s goal with respect to a peer group is to objectively determine and appropriately reflect compensation practices for similar banks. The Compensation Committee believes the Peer Group reflects the banks that the Company competes with for talent and for stockholder investment.

Beneficial Mutual Bancorp, Inc.	Oceanfirst Financial Corporation
Berkshire Hills Bancorp, Inc.	Oritani Financial Corporation
Community Bank System, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
Independent Bank Corporation	Signature Bank
Hudson Valley Holding Corporation	Sun Bancorp, Inc.
Investors Bancorp, Inc.	Tompkins Financial Corporation
Kearny Financial Corporation	TrustCo Bank Corp NY
NBT Bancorp Inc.	Washington Trust Bancorp, Inc.
Northfield Bancorp, Inc.

This is the same Peer Group used in 2011 except that Smithtown Bancorp and New Alliance Bancshares were removed due to their respective acquisitions by other institutions.

In determining the amount of compensation for the named executive officers, the Compensation Committee typically reviews each element of total direct compensation against the Peer Group. Based on the recommendation of the Consultant, the Compensation Committee then considers setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group based on individual performance. The Compensation Committee continues to focus on maintaining total compensation within our disclosed philosophy by assuring the variable components of compensation have a strong pay-for-performance orientation.

Total direct compensation was targeted to reflect the performance of the Company so that when the Company performs at the 75th percentile against its peers, compensation will be near the 75th percentile of the Peer Group. Our philosophy of determining long-term equity awards has been typically targeted at the 75th percentile, and is determined by the Compensation Committee according to performance as outlined in the “Long Term Equity Incentive Compensation” section. The Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators which included return on average equity and return on average assets. For 2012, the Company’s return on average equity and return on average assets was 7.99% and 0.79% as compared to 5.73% and 0.72% respectively for the industry aggregate as reported by SNL Financial in their U.S. Thrift Index. The Company believes return on average equity and return on average assets are important financial indicators as they represent the Company’s commitment to enhancing shareholder value.

The Compensation Committee considered other factors when determining compensation amounts, such as the individual executive’s level of responsibility, individual performance, the financial and operational performance of the Company, and the Company’s performance in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Compensation Committee include, among others, total assets, core operating pre-tax income, core operating earnings per diluted common share, core operating return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s Strategic Plan were also taken into consideration. The Compensation Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as return on average assets, return on average equity, net interest margin, and efficiency ratio.

Allocation of Executive Compensation

The mix of compensation for our named executive officers is weighted slightly towards base salary and total cash compensation. We believe that this mix of compensation helps balance the incentive for our executives to achieve annual goals but not take undue risk. Base salary is meant to provide a sufficient amount for executives to be secure in years that no incentives are paid, which makes it less likely that excessive risk will be taken in order to achieve incentive payouts. Annual incentives are meant to focus executives on achieving the strategic goals of the Bank during the year. Long-term equity incentives are utilized in order to align the interests of executives with the shareholders of the Company over a longer period of time. While this encourages some risk taking by executives in order to achieve superior shareholder return, the risk is mitigated by stock ownership guidelines which encourage executives to adopt a long-term horizon.

We feel this is a good balance of compensation that both encourages appropriate risk taking but mitigates the prospect of taking unnecessary risk.

Our 2012 Executive Compensation Components

As in prior years, for the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation in the form of restricted stock units;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee also uses annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of the performance-based incentive bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Compensation Committee considered a variety of factors including the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by the Consultant for 2012 indicated that base salary levels of the Company’s named executive officers were at or above the median. Base salary increases set by the Compensation Committee for the fiscal year 2012 were intended to position short-term cash compensation levels at or above the median of the Peer Group, adjusted by the results of an assessment of the Company’s and the Bank’s performance during the year, as well as each individual executive’s contribution to such performance.

Performance-Based Annual Incentive

The Company provides senior executives, including the named executive officers, with performance-based annual incentive bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. These bonuses are provided under the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”).

The Incentive Bonus Plan permits the Compensation Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. Determinations of award targets and actual awards under the Incentive Bonus Plan have been generally intended to comply with Section 162(m) of the Internal Revenue Code.

For all of our named executive officers, except Ms. Kelly, the criteria used were solely Company-wide. These criteria consisted of core operating earnings per diluted common share and core operating return on average equity, with each of these factors weighted equally. The Compensation Committee concluded that these criteria, which are the same criteria as used in 2010 and 2011, continued to be appropriate. They are recognized industry metrics and are appropriate for the Company in particular by combining and equally weighting financial performance incentives based on a traditional operating basis per common share and performance incentives based on the return on equity, which is a well-recognized measure of Company performance and profitability. For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Target level performance for these factors was set as follows:

•

Core operating earnings per diluted common share of $1.24. For this purpose, diluted operating earnings per common share excludes the after tax effect of any gains or losses from balance sheet or corporate restructurings, net gains or losses for financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, net gains or losses on the sale of securities, changes to income tax laws, non-recurring items and merger related charges.

•	Core operating return on average equity of 8.69%. For this purpose, the items excluded above for determining diluted operating earnings per common share are also excluded.

•

With respect to Ms. Kelly, the target operating departmental performance components were set at levels that the Compensation Committee considered would collectively be reasonably difficult for her to achieve based on historical performance of those metrics and the reasonable expectation regarding achievement of those criteria in 2012.

The Company uses core operating results to set Incentive Bonus Plan target performance rather than using accounting principles generally accepted in the United States (“GAAP”) measures because core operating results exclude onetime gains and losses and other non-recurring items and the Company believes this measure of earnings is an important indication of ongoing operations (as defined in the Reconciliation of GAAP and Core Earnings table provided in Exhibit 99.1 on the Company’s current report on Form 8-K filed on January 30, 2013). Additionally, the Company believes this earnings measure is important to management and investors in evaluating its ongoing operating performance.

The target performance levels were consistent with the Company’s 2012 Strategic Plan as approved by the Board of Directors. For each performance factor, the threshold performance level was set at 80% of the target level, and the maximum performance level was set at 110% of the target level.

The Incentive Bonus Plan for 2012 specified the target bonus for the CEO/President was equal to fifty percent (50%) of his base salary, the target bonus for each Executive Vice President was forty percent (40%) of his or her base salary, and the target bonus for each other participant was equal to thirty percent (30%) of his or her base salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid; achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Performance results within these benchmarks are prorated for incentive purposes. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Compensation Committee.

The Compensation Committee met in January 2013 to determine the amounts earned under the Incentive Bonus Plan and determined that quantitative Company-wide performance was between threshold and target levels. The chart below provides the performance level needed for each of the three payout levels, the Company’s actual performance, and the resulting achievement in relation to target:

	Threshold	Target	Maximum	Achievement	Percentage to Target
Core operating earnings per diluted common share	$0.99	$1.24	$1.36	$1.14	92%
Core operating return on average equity	6.95%	8.69%	9.56%	8.08%	93%

For Ms. Kelly, who has departmental responsibility for Business Banking, the bonus was based 70% on the above Company-wide criteria and 30% on departmental criteria, specifically loan advances and increases in core deposit amounts. Ms. Kelly exceeded the maximum level for loan advances and for core deposits and a result earned an incentive bonus of 97% of target.

The amount of compensation earned by each named executive officer under the Incentive Bonus Plan for 2012 is shown in the Summary Compensation Table on page 29 in the Non-Equity Incentive Plan Compensation column.

Long-Term Equity Incentive Compensation

The Company provides the named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for them to increase their stake in the Company. Long-term equity incentive compensation awards are structured in accordance with the shareholder approved Omnibus Plan.

In January 2012, the Compensation Committee granted restricted stock units to each of our named executive officers. Over the last several years, the Company has moved from a mix of stock options and restricted stock units to restricted stock units only. This was done in an effort to more strongly align named executive officer equity compensation with shareholder interests and to also limit shareholder dilution. The awards were intended to provide incentives that focus our management team on the task of creating long-term shareholder value. The sizes of these awards were determined by a number of factors, including the individual performance of the named executive officers, but with a general target at the 75th percentile of the long-term equity awards of our Peer Group. In determining the type of award, the Compensation Committee considered the practical and quantitative aspects of its recent Company-wide utilization of shares (burn rate) and the availability of shares for future grant under the Company’s Omnibus Plan. The grants are shown in detail in the Grants of Plan Based Awards Table on page 30. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20% on each of the first five anniversaries of the grant, which is intended to encourage retention of our executive team and to motivate them to consider Company performance from a long-term as well as a short-term horizon.

Tax-Qualified Retirement Benefits

The Company provides tax-qualified retirement benefits to substantially all of its employees, including the named executive officers, in order to provide a competitive compensation package within the market in which the Company operates.

In 2006, the Company froze its defined benefit Retirement Plan and replaced it with the Defined Contribution Retirement Program (“DCRP”). Under the DCRP, employees receive an annual Company contribution equal to 4% of their eligible base salary (up to tax law limits).

The Company offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25% of their annual salary on a pre-tax basis (subject to tax law limits). The Company matches 50% of the first 6% of salary contributed by the employee. Additionally, the Company may make a profit sharing contribution in an amount determined by the Company’s Board of Directors each year in its discretion. For 2012, the contribution was approximately 5% of eligible compensation (defined generally as base salary and annual bonus, subject to tax law limits).

Supplemental Retirement Benefits

In addition to the tax-qualified retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in a supplemental retirement plan, the Supplemental Savings Incentive Plan (“SSIP”), which offers these individuals the opportunity to receive certain benefits not permitted to be provided under the tax-qualified plans due to Internal Revenue Code limitations. However, the SSIP does not provide credits for DCRP contributions which cannot be made to the tax-qualified plan to the extent base salary exceeds tax law limits.

The SSIP allows participating executives to defer a portion of their compensation in excess of the amount permitted under the tax-qualified plan. The Bank matches 50% of each participant’s contributions to the SSIP.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the tax-qualified plan but were not due to tax law limits. When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. These amounts are required to remain invested as phantom shares of Company common stock (whose value is determined by reference to the price of the Company’s common stock) until the participant’s termination of employment, thereby further aligning our executives’ interests with those of our stockholders. The Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have a portion of their supplemental retirement benefits invested in this way.

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change of Control” on page 36.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Named executive officers bear the tax cost attributable to their personal usage of the Company automobile. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2012 are not included in the Summary Compensation Table on page 29 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank, with five years of service, the death benefit coverage under the policy reduces to one time the base salary plus $50,000. Upon termination from the Bank, with five years of service but not retirement eligible, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 29 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 36.

Executive Stock Ownership Guidelines

In 2006, the Compensation Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results and encourage executives to consider Company performance from a long-term as well as short-term horizon.

These stock ownership guidelines apply to all long-term equity awards made to executive officers on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50% of their “profit shares” and Senior Vice Presidents must retain 25% of their “profit shares.” Profit shares are defined as net shares acquired upon stock option exercises or vesting of full-value awards following payment of applicable taxes with respect to the award. Shares subject to the ownership guidelines must be retained while the executive is employed by the Company until the executive reaches age 61, after which time the executive may dispose annually of 20% of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Amounts paid to our named executive officers in 2012 under the Incentive Bonus Plan qualify as “performance-based” compensation, and restricted stock unit awards granted in 2012 do not.

Risk Assessment of Executive Officer Compensation

In 2012, we continued to enhance our risk assessment processes to comply with the United States Department of the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of The Comptroller of the Currency, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. We believe that our executive compensation program reflects a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.

Risk Assessment of Senior Executive Officer Plans

The Compensation Committee has reviewed the Company’s compensation programs for senior executive officers with the Company’s Chief Risk Officer. The Company’s Incentive Bonus Plan, which provides annual performance-based incentive compensation to our named executive officers and other senior officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•	Performance targets are determined by the Compensation Committee and the Board based on the Company’s Strategic Plan as approved by the Board.

•

The performance measures applicable for the Chief Executive Officer and Executive Vice Presidents are 100% based on Company-wide performance, and the measures applicable for the other participants are at least 70% based on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole rather than on particular business lines.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•

The Compensation Committee and the Board have discretion to reduce the amount of annual incentive payable below the amount otherwise earned under the plan formula, and in the past have exercised such discretion.

While the annual Incentive Bonus Plan rewards achievement of short-term goals, the Company has several programs which encourage long-term value creation. Equity awards under the Company’s Omnibus Plan are granted by the Compensation Committee subject to Board approval. In recent years the grants to senior executives have provided for vesting in equal installments over a five-year period from the date of grant. Moreover, the Company’s Executive Stock Ownership Guidelines require executive officers to hold a specified percentage of the shares acquired as equity awards throughout the period of their employment. In addition, the Company’s Supplemental Savings Incentive Plan provides that amounts that cannot be credited as tax-qualified profit sharing contributions be credited in the form of phantom shares of Company common stock and be held in such form until termination of employment.

We believe that our approach to goal setting, setting of targets with payouts at multiple levels of performance, evaluation of performance results, and negative discretion in the payout of incentives results in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Features of our programs reflect sound risk management practices. We believe that we have allocated our compensation among base salary and short and long term incentive compensation in such a way as to not encourage excessive risk-taking. Moreover, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

In addition, both the senior executive officer plans and the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our risk review with the Company’s Chief Risk Officer, accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

Compensation Recovery

Under the Sarbanes-Oxley Act of 2002, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. We expected to implement a clawback policy in fiscal 2012 in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and the regulations but final regulations have not been issued under the Act to date. We have elected to wait until the SEC issues guidance, anticipated in 2013, about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy that may require significant amendment after the SEC regulations are released.

Policy Prohibiting Hedging

Our Company has an Insider Trading Policy that prohibits directors, officers, and all other employees from trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, short sale, hedge, or any other type of derivative security.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Sam Han

Donna M. O’Brien

John E. Roe, Sr.

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change of Control” on page 36.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran	2012	839,231	—	239,220	—	357,000	25,475	189,551	(4)	1,650,477
President and Chief Executive Officer of the Company and the Bank	2011 2010	799,490 773,500	— —	261,720 209,780	— —	380,222 423,130	45,015 23,051	189,506 176,746		1,675,953 1,606,207

David W. Fry	2012	368,779	—	148,848	—	125,500	25,514	65,700	(5)	734,341
Executive Vice President, Treasurer and Chief Financial Officer of the Company, Executive Vice President/Finance of the Bank	2011 2010	351,218 334,800	— —	162,848 125,868	— —	133,663 146,517	53,945 21,403	64,548 59,284		766,222 687,872

Maria A. Grasso	2012	453,539	—	175,428	—	154,344	—	76,832	(6)	860,143
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2011 2010	431,942 411,750	— —	191,928 150,548	— —	164,385 180,193	— —	75,875 70,718		864,130 813,209

Francis W. Korzekwinski	2012	394,058	—	148,848	—	134,102	54,382	68,261	(7)	799,651
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2011 2010	375,294 357,750	— —	162,848 125,868	— —	142,826 156,561	92,427 38,900	67,299 62,931		840,694 742,010

Theresa Kelly	2012	268,014	—	66,450	—	78,050	—	48,735	(8)	461,249
Senior Vice President Business Banking of the Company and the Bank	2011 2010	257,800 246,681	— —	72,700 59,232	— —	65,987 83,139	— —	48,399 46,710		444,886 435,762

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP in 2012 are shown in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 34.
(2)	Reflects the grant date fair value (excluding the effect of estimated forfeitures) for grants made in the fiscal years ended December 31, 2012, 2011 and 2010, all of which were granted pursuant to the 2005 Omnibus Incentive Plan. Assumptions used in the calculation of such amounts are included in note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013.
(3)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. Ms. Grasso and Ms. Kelly are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified deferred compensation plans are pegged to investments that are available to the general public.
(4)	Consists of $7,500 in matching contributions to the 401(k) Savings Plan, $10,000 in contributions to the Defined Contribution Retirement Program (“DCRP”), $13,244 in profit sharing contributions, $50,000 in contributions credited to a bookkeeping account to provide supplemental retirement benefits (“SERP”) pursuant to Mr. Buran’s employment agreement, $105,817 in contributions allocated by the Company pursuant to the SSIP, and $2,990 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

(5)	Consists of $7,500 in matching contributions to the 401(k) Savings Plan, $10,000 in contributions to the DCRP, $13,244 in profit sharing contributions, $33,561 in contributions allocated by the Company pursuant to the SSIP, and $1,395 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(6)	Consists of $7,500 in matching contributions to the 401(k) Savings Plan, $10,000 in contributions to the DCRP, $13,244 in profit sharing contributions, $45,515 in contributions allocated by the Company pursuant to the SSIP, and $573 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(7)	Consists of $7,500 in matching contributions to the 401(k) Savings Plan, $10,000 in contributions to the DCRP, $13,244 in profit sharing contributions, $36,957 in contributions allocated by the Company pursuant to the SSIP, and $560 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(8)	Consists of $7,245 in matching contributions to the 401(k) Savings Plan, $10,000 in contributions to the DCRP, $13,244 in profit sharing contributions, $17,747 in contributions allocated by the Company pursuant to the SSIP, and $499 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2012

All stock and non-equity incentive plan awards granted by the Company to the named executive officers in 2012 are shown in the following tables. They were all granted under the 2005 Omnibus Incentive Plan.

Name	Grant Date	Estimated Possible Payments under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John R. Buran	1/31/2012				18,000	—	239,220
	2/28/2012	252,000	420,000	525,000
David W. Fry	1/31/2012				11,200	—	148,848
	2/28/2012	88,588	147,647	184,559
Maria A. Grasso	1/31/2012				13,200	—	175,428
	2/28/2012	108,949	181,582	226,977
Francis W. Korzekwinski	1/31/2012				11,200	—	148,848
	2/28/2012	94,661	157,768	197,210
Theresa Kelly	1/31/2012				5,000	—	66,450
	2/28/2012	48,278	80,464	100,580

(1)	Reflects total amounts payable under the Incentive Bonus Plan at threshold, target and maximum levels of performance. For 2012, amounts were payable for performance between threshold and target levels. The performance targets and the extent to which they were achieved are discussed under the heading “Executive Compensation—Compensation Discussion and Analysis” on page 18.
(2)	All of these awards are grants of restricted stock units. They vest 20% per year beginning on the first anniversary of the date of grant subject to continued employment, but vest in full upon the holder’s retirement, death or disability, or upon a change of control. The RSUs provide for current payment of cash dividends.

Outstanding Equity Awards at 2012 Fiscal Year-End

		Option Awards(1)				Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities of Underlying Unexercised Options Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
John R. Buran	1/31/2012	—	—	—	—	18,000	276,120
	1/28/2011	—	—	—	—	14,400	220,896
	1/29/2010	—	—	—	—	10,200	156,468
	12/21/2009	—	—	—	—	2,887	44,287
	1/30/2009	12,240	8,160	8.44	1/29/2019	3,520	53,996
	6/17/2008	12,800	3,200	19.37	6/16/2018	2,200	33,748
	6/19/2007	15,000	—	16.65	6/18/2017	—	—
	6/20/2006	15,000	—	16.44	6/19/2016	—	—
	6/21/2005	70,000	—	17.88	6/20/2015	—	—
	6/15/2004	10,000	—	16.77	6/14/2014	—	—

Totals		135,040	11,360	—	—	51,207	785,515

David W. Fry	1/31/2012	—	—	—	—	11,200	171,808
	1/28/2011	—	—	—	—	8,960	137,446
	1/29/2010	—	—	—	—	6,120	93,881
	12/21/2009	—	—	—	—	1,242	19,052
	1/30/2009	—	5,240	8.44	1/29/2019	2,080	31,907
	6/17/2008	8,400	2,100	19.37	6/16/2018	1,300	19,942
	6/19/2007	10,000	—	16.65	6/18/2017	—	—
	6/20/2006	10,000	—	16.44	6/19/2016	—	—
	6/21/2005	5,000	—	17.88	6/20/2015	—	—
	6/15/2004	10,000	—	16.77	6/14/2014	—	—
	6/17/2003	2,400	—	13.47	6/16/2013	—	—

Totals		45,800	7,340	—	—	30,902	474,036

Maria A. Grasso	1/31/2012	—	—	—	—	13,200	202,488
	1/28/2011	—	—	—	—	10,560	161,990
	1/29/2010	—	—	—	—	7,320	112,289
	12/21/2009	—	—	—	—	1,527	23,424
	1/30/2009	—	5,560	8.44	1/29/2019	2,720	41,725
	6/17/2008	8,400	2,100	19.37	6/16/2018	1,700	26,078
	6/19/2007	10,000	—	16.65	6/18/2017	—	—
	5/1/2006	50,000	—	16.79	4/30/2016	—	—

Totals		68,400	7,660	—	—	37,027	567,994

Francis W. Korzekwinski	1/31/2012	—	—	—	—	11,200	171,808
	1/28/2011	—	—	—	—	8,960	137,446
	1/29/2010	—	—	—	—	6,120	93,881
	12/21/2009	—	—	—	—	1,327	20,356
	1/30/2009	—	5,240	8.44	1/29/2019	2,080	31,907
	6/17/2008	8,400	2,100	19.37	6/16/2018	1,300	19,942
	6/19/2007	10,000	—	16.65	6/18/2017	—	—
	6/20/2006	5,000	—	16.44	6/19/2016	—	—
	6/21/2005	5,000	—	17.88	6/20/2015	—	—
	6/15/2004	4,000	—	16.77	6/14/2014	—	—
	6/17/2003	4,000	—	13.47	6/16/2013	—	—

Totals		36,400	7,340	—	—	30,987	475,340

Theresa Kelly	1/31/2012	—	—	—	—	5,000	76,700
	1/28/2011	—	—	—	—	4,000	61,360
	1/29/2010	—	—	—	—	2,880	44,179
	12/21/2009	—	—	—	—	874	13,407
	1/30/2009	2,640	1,760	8.44	1/29/2019	1,120	17,181
	6/17/2008	2,400	600	19.37	6/16/2018	700	10,738
	6/19/2007	5,000	—	16.65	6/18/2017	—	—
	5/31/2006	10,000	—	16.74	5/30/2016	—	—

Totals		20,040	2,360	—	—	14,574	223,565

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years of grant.
(2)	Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the last trading day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years, except for the RSUs granted on December 21, 2009, which became 40% vested on the second anniversary of the date of grant and an additional 20% on each subsequent anniversary of the date of grant.
(4)	Market value is based on the closing market price of the Company’s common stock on December 31, 2012 which was $15.34.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	55,500	58,545	14,403	192,291
David W. Fry	2,620	11,921	8,440	112,210
Maria A. Grasso	8,340	59,965	10,504	139,569
Francis W. Korzekwinski	11,360	46,913	8,483	112,867
Theresa Kelly	—	—	4,357	58,123

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	272,485	—
David W. Fry	Retirement Plan	7.8	260,771	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	402,453	—
Theresa Kelly(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2012. See note 12 to the Company’s audited financial statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 for Mr. Buran and Mr. Fry and age 62 for Mr. Korzekwinski (which is the earliest year such officers would receive unreduced retirement benefits), based on the assumption that such officers retire at age 65 and age 62, respectively.
(3)	Ms. Grasso and Ms. Kelly joined the Company in May of 2006. They are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan was limited by the Internal Revenue Code. The limit that was in effect at the time of the plan freeze was $210,000.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2012 annual benefits were limited to $200,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility was limited to Senior Vice Presidents and above, grandfathering all Vice Presidents then participating or who became eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Eligible officers may elect to defer up to 15% of salary less 6% of their compensation as defined under the Bank’s 401(k) Savings Plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2012, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	20.08%
Goldman Sachs Structured Small Cap Growth Fund	15.04%
Goldman Sachs Government Income Fund	2.88%
Fidelity Money Market Fund	0.01%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All phantom shares credited under the SSIP are required to remain invested as phantom shares until the participant’s termination of employment.

Amounts deferred by a participant are always fully vested. Matching credits and supplemental credits vest in accordance with the same schedule as the corresponding contributions under the tax-qualified plan, which generally vest in 20% increments upon completion of each of the first five years of service, but vest in full upon the participant’s retirement, death, or disability or upon a change of control. As of December 31, 2012, all of the named executive officers are 100% vested under the SSIP.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive. Amounts credited prior to 2010 cannot be distributed prior to a participant’s termination of employment. For amounts credited beginning in 2010, a participant may elect to have all or a portion of the compensation deferred at the participant’s election, together with the related matching credits (to the extent vested), distributed prior to termination of employment. The participant must specify the amount and date of distribution at the time he or she elects to defer the compensation, and the distribution date must be at least two years after the deferral election is made.

Pursuant to Mr. Buran’s employment agreement, the Company annually credits $50,000 to a bookkeeping account as a supplemental retirement benefit (“SERP”). Amounts credited to Mr. Buran’s SERP account may be invested in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change of Control” on page 36.

Effective February 19, 2013, the SSIP was amended to add the following as available investment funds:

•	Allianz NFJ Small Cap Value;

•	American Growth Fund of America;

•	Thornburg International;

•	PIMCO Total Return;

•	PIMCO All Asset Authority; and

•	JP Morgan Strategic Income.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An executive’s right to receive benefits under these arrangements is no greater than the right of an unsecured general creditor of the Bank or the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
John R. Buran	110,862	155,817	(5)	294,407	(6)	172,220	2,086,368	(7)
David W. Fry	40,344	33,561		77,853		63,245	609,436
Maria A. Grasso	53,064	45,515		40,313		77,791	423,616
Francis W. Korzekwinski	44,135	36,957		33,273		—	728,984
Theresa Kelly	26,533	17,747		12,701		39,590	201,720

(1)	Reflects amounts deferred into the SSIP. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 29.
(2)	Reflects Bank credits under the SSIP and the SERP, including amounts credited in 2013 that relate to 2012. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 29.
(3)	Reflects in-service withdrawals of amounts deferred by participant and related matching contributions.
(4)

Consists of account balance at December 31, 2012 plus amounts credited in 2013 that relate to 2012. For each named executive officer, includes the following amounts which have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $600,379 (of which $101,329 has been withdrawn); Mr. Fry, $205,305 (of which $33,145 has been withdrawn); Ms. Grasso, $236,171 (of which $47,063 has been withdrawn); Mr. Korzekwinski, $225,968; and Ms. Kelly, $131,616 (of which $24,421 has been withdrawn). Includes the following amounts which have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $837,370 (of which $50,665 has been withdrawn); Mr. Fry, $152,941 (of which $16,573 has been withdrawn); Ms. Grasso, $189,151 (of which $23,532 has been withdrawn); Mr. Korzekwinski, $170,339; and Ms. Kelly, $82,646 (of which $12,211 has been withdrawn).

(5)	Reflects $105,817 of contributions under the SSIP and $50,000 of contributions under the SERP.
(6)	Reflects unrealized net gains of $232,531 under the SSIP and $61,876 under the SERP.
(7)	Reflects $1,648,346 in aggregate balance under the SSIP and $438,022 in aggregate balance under the SERP.

Potential Payments Upon Termination or Change of Control

The following table summarizes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2012. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2012 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Nonqualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$438,022	—	—	—	—	—	$438,022
Retirement	—	$500,000	$78,293	$841,819	—	—	—	$1,420,112
Death(6)	—	$438,022	—	$841,819	—	—	$1,680,000	$2,959,841
Disability(6)	$1,687,997	$500,000	—	$841,819	—	—	—	$3,029,816
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$4,146,390	$500,000	$78,293	—	—	—	—	$4,724,683
Change of Control(8)	$4,169,612	$500,000	$78,293	$841,819	$2,689,230	$791,994	—	$9,070,948
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	$81,228	$510,193	—	—	—	$591,421
Death(6)	—	—	—	$510,193	—	—	$738,234	$1,248,427
Disability(6)	$520,278	—	—	$510,193	—	—	—	$1,030,471
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,156,768	—	$81,228	—	—	—	—	$1,237,996
Change of Control(8)	$1,164,931	—	$81,228	$510,193	$859,294	$327,864	—	$2,943,510
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$606,358	—	—	$907,909	$1,514,267
Disability(6)	$639,858	—	—	$606,358	—	—	—	$1,246,216
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,422,639	—	$18,123	—	—	—	—	$1,440,762
Change of Control(8)	$1,432,680	—	$18,123	$606,358	$1,058,972	$398,919	—	$3,515,052
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$511,497	—	—	$788,839	$1,300,336
Disability(6)	$555,942	—	—	$511,497	—	—	—	$1,067,439
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$1,236,063	—	$30,374	—	—	—	—	$1,266,437
Change of Control(8)	$1,244,787	—	$30,374	$511,497	$899,340	$347,060	—	$3,033,058

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Theresa Kelly
Voluntary Resignation Without Good Reason or Termination for Cause	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—
Death(6)	—	—	—	$235,709	—	—	$536,425	$772,134
Disability(6)	$378,051	—	—	$235,709	—	—	—	$613,760
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$780,753	—	$2,664	—	—	—	—	$783,417
Change of Control(8)	$768,690	—	$2,664	$235,709	$555,807	$225,998	—	$1,788,868

(1)	Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below.
(2)	Reflects present value of such benefits using a 3.75% discount rate. See description under “Employment Agreements” following this table.
(3)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2012.
(4)	See description under “Change of Control Arrangements” following this table.
(5)	Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. If death occurs after retirement the death benefit reduces to one time the base salary plus $50,000. If death occurs after termination of employment from the Bank with five years of service the death benefit reduces to one time the base salary.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12. The table does not include these amounts.
(7)	If termination occurs prior to a change of control, the executive’s Cash Severance Payment will include a pro rata portion of the bonus payable for the year in which the termination occurred (to the extent the performance goals for the year were satisfied).
(8)	If termination follows a change of control, the executive’s Cash Severance Payment will include a pro rata portion of his or her bonus payable for the year in which termination occurred (based on the amount of bonus earned in the prior year).

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Mses. Grasso and Kelly (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical program at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreements have approximately a two year term (approximately three years in the case of Mr. Buran). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Compensation Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Equity Awards

All outstanding equity awards will become fully vested and exercisable upon termination of employment due to death, disability, or retirement. For these purposes, disability generally means the inability to perform the essential functions of employment due to disability or incapacity for 270 consecutive days, and retirement generally means termination of employment either (i) after attainment of age 65 with 5 years of service, or (ii) when termination is preceded by at least 5 years of continuous service and the sum of age plus years of service equals or exceeds 75 years. The treatment of equity awards upon a change of control is discussed below.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Risk Assessment of Non-Executive Compensation Plans

In 2012, we continued to enhance our risk assessment processes to comply with the Treasury Department requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of the Comptroller of the Currency, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice.

In connection with the foregoing, we conducted a thorough review of our compensation plans throughout our operations. In addition to the plans for our senior executive officers (discussed in the Compensation Discussion and Analysis) we reviewed our:

•	bank goal and incentive programs for lending officers in both the commercial and residential and mixed use areas;

•	retail banking incentive programs; and

•	business bank incentive plans.

In this review we assessed the relevant features of the particular plans and programs, including metrics, targets and award amounts, including among other things:

•	whether the participant has access to or influences in any material respect the financial accounting or reporting of transactions;

•	whether and to what extent the participant’s transactions may be material to the Company;

•	what risks the business of the participant faces;

•	what risk factors of the Company are exposed to a particular business unit of the participant;

•	whether the incentive is designed reasonably to achieve the intended goals;

•	whether the incentive in the past has resulted in excessive risk to the Company;

•	whether incentive pay is high in comparison with base compensation;

•	whether adjustments may be made based on quality as well as quantity of performance; and

•	whether a plan is subject to controls on award determinations.

Risk Assessment

Both programs for mortgage loan officers have performance targets and potential award amounts set by senior management. Payment of awards is subject to reduction below the amount earned under the plan formula for unethical conduct or if management believes reduction is appropriate for other performance-related reasons. The potential risk of having an incentive award tied to loan origination volume is mitigated by the Company’s requirement that all loan originations, including the borrowers and the terms, be approved by the Company’s Loan Committee (and, for loans above specified amounts, the Loan Committee of the Board). In addition, the employee’s bonus in any year is generally reduced to reflect delinquent loans made by the employee in the prior year. Both the Retail and Business Banking incentive programs reward employees for various metrics of performance, which may include individual sales efforts as well as teamwork. Awards under these programs in the aggregate are not material to the Company. In addition, all of the employee compensation plans are subject to controls which mitigate the risks inherent in these plans. These controls include our accounting processes, internal and external audit functions, and processes surrounding internal control over financial reporting and disclosure controls.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in 2010, requires that we include in this proxy statement an advisory stockholder vote on the compensation of the Company’s named executive officers as described in this proxy statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, our Compensation Committee, and management value the opinions expressed by our stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

At our 2012 Annual Meeting, approximately 90% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation. The Board of Directors and the Compensation Committee considered these results as support for our current program, and accordingly, did not make any changes to our executive compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. In response to the voting results for the frequency of the say-on-pay vote we are continuing to provide our stockholders with the opportunity to annually provide an advisory say-on-pay vote.

The Compensation Committee has overseen the development of our compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section of this proxy statement. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific strategic goals of the Company, and that the Company’s executive compensation program has succeeded in aligning executive pay with Company performance. In addition, our program aligns executives’ interests with those of the stockholders by imposing 5-year vesting on equity awards and long-term stock retention requirements, with the ultimate objective of improving stockholder value. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

We performed well on a number of key measures as discussed in the Executive summary of the Compensation Discussion and Analysis on page 18. In addition, both our one-year and three-year total stockholder return for the period ending December 31, 2012 exceeded that of the SNL Financial U.S. Thrift Index.

Our Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of six Outside Directors, each of whom is independent within the meaning of the Nasdaq independence standards and satisfies the SEC independence requirements for audit committee members. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2012 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Louis C. Grassi, CPA, Chairman Steven J. D’Iorio Michael J. Hegarty Donna M. O’Brien John E. Roe, Sr. Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2012 and 2011 by Grant Thornton LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees	$493,500	$493,500
Audit-Related Fees	37,500	35,000
Tax Fees	32,800	47,165
All Other Fees	8,000	12,000

Total Fees	$571,800	$587,665

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of work associated with consultation with respect to an SEC comment letter, and consultation with respect to regulatory matters.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2012 and 2011, all audit and non-audited services provided by Grant Thornton were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of Grant Thornton for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of Grant Thornton, the Audit Committee will reconsider its selection. Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. Representatives of Grant Thornton are expected to attend the 2013 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of December 31, 2012.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Wellington Management Company, LLP(2)	2,819,355	9.17%
280 Congress Street
Boston, Massachusetts 02210

Blackrock, Inc.(3)	1,944,232	6.32%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP(4)	1,642,265	5.34%
6300 Bee Cave Road Palisades West, Building One
Austin, Texas 78746

The Vanguard Group, Inc.(5)	1,613,682	5.25%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)	On December 31, 2012, the total number of outstanding shares of the Company’s common stock was 30,743,329.
(2)	According to its filing with the SEC on Schedule 13G/A, Wellington Management Company, LLP has shared dispositive power with respect to 2,819,355 and shared voting power with regard to 2,046,602 of these shares.
(3)	According to its filing with the SEC on Schedule 13G, Blackrock, Inc. has sole dispositive and voting power with regard to 1,944,232 shares of common stock.
(4)	According to its filing with the SEC on Schedule 13G, Dimensional Fund Advisors LP, has sole dispositive power with respect to 1,642,265 shares of common stock and sole voting power with regard to 1,585,984 of these shares, but disclaims beneficial ownership with respect to all of such shares.
(5)	According to its filing with the SEC on Schedule 13G, The Vanguard Group Inc. has sole dispositive power with respect to 1,566,567 shares of common stock, sole voting power with regard to 48,815 of these shares, and shared dispositive power with respect to 47,115 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 5, 2013, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
John E. Roe, Sr.	149,799	(3)	0.49%
John R. Buran	348,810	(4)	1.13%
James D. Bennett	110,425	(5)	0.36%
Steven J. D’Iorio	60,112	(6)	0.19%
Louis C. Grassi	102,636	(7)	0.33%
Sam Han	38,700	(8)	0.13%
Michael J. Hegarty	233,892	(9)	0.76%
John J. McCabe	85,649	(10)	0.28%
Vincent F. Nicolosi	68,573	(11)	0.22%
Donna M. O’Brien	63,512	(12)	0.21%
Michael J. Russo	303,846	(13)	0.98%
Gerard P. Tully, Sr.	350,878	(14)	1.14%
David W. Fry	157,397	(15)	0.51%
Maria A. Grasso	127,547	(16)	0.41%
Francis W. Korzekwinski	109,154	(17)	0.35%
Theresa Kelly	51,785	(18)	0.17%
All current directors and executive officers as a group (30 persons)	2,679,469	(19)	8.68%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on March 5, 2013, as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of March 5, 2013 because the individual has satisfied the applicable definition of retirement. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after March 5, 2013, except upon termination of employment or Board service of certain individuals.
(2)	On March 5, 2013, the total number of shares of common stock outstanding was 30,859,690 (including shares held by the Employee Benefit Trust). As of March 5, 2013, other than Messrs. Buran and Tully, who beneficially owned 1.13% and 1.14% of the outstanding shares of common stock respectively, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 8.68% of the outstanding shares of common stock.
(3)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 29,700 shares underlying exercisable stock options and 9,200 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.
(4)	Includes 43,380 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 139,120 shares underlying exercisable stock options, and 2,768 shares representing his proportionate voting interest in the Employee Benefit Trust. Also includes 7,280 shares underlying unexercisable stock options and 57,847 shares underlying unvested RSUs that vest upon Mr. Buran’s termination of employment.
(5)	Includes 29,700 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.
(6)	Includes 16,875 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. D’Iorio’s termination of Board service.
(7)	Includes 29,700 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.
(8)	Includes 9,200 shares underlying unvested RSUs that vest upon Mr. Han’s termination of Board service.
(9)	Includes 23,000 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.
(10)	Includes 31,725 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.

(11)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 14,850 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.
(12)	Includes 16,875 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Ms. O’Brien’s termination of Board service.
(13)	Includes 193,697 shares held in a trust by Mr. Russo and his daughter, with whom he shares voting and dispositive power, and 29,700 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Russo’s termination of Board service.
(14)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 57,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 14,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,000 shares held by Contractors Associates Inc. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 9,200 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.
(15)	Includes 23,453 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 48,420 shares underlying exercisable stock options, and 2,768 shares representing his proportionate voting interest in the Employee Benefit Trust. Also includes 4,720 shares underlying unexercisable stock options and 34,542 shares underlying unvested RSUs that vest upon Mr. Fry’s termination of employment.
(16)	Includes 23,003 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 68,400 shares underlying exercisable stock options, and 2,768 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 41,147 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(17)	Includes 19,745 shares held jointly by Mr. Korzekwinski and his spouse, with whom he shares voting and dispositive power. Also includes 51,631 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 35,020 shares underlying exercisable stock options, and 2,768 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 34,627 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(18)	Includes 14,942 shares credited to Ms. Kelly’s account in the 401(k) Savings Plan, and 20,920 shares underlying exercisable stock options, and 2,768 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 16,054 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(19)	Includes 275,411 shares credited to accounts of executive officers in the 401(k) Savings Plan, 633,915 shares underlying exercisable stock options held by executive officers and directors, and 52,592 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 207,357 shares underlying unvested RSUs that vest upon termination of employment or Board service. Excludes 253,407 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2012 all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 15, 2013. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2014 annual meeting of stockholders must be received by the Corporate Secretary on or before March 21, 2014 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2014 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 12, 2013. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,
Maria A. Grasso Corporate Secretary

Lake Success, New York

April 11, 2013

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET, TELEPHONE, OR BY PROXY CARD.

PXY-0413

FLUSHING FINANCIAL CORPORATION

1979 MARCUS AVENUE

SUITE E140

LAKE SUCCESS, NY 11042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 20, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58728-P37824	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FLUSHING FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Proposals — The Board of Directors recommends a vote
	FOR the election of all nominees, FOR Proposal 2 and FOR Proposal 3.	☐	☐	☐
1.	Election of Class C Directors (for a term expiring in 2016)
Nominees:
01) John R. Buran
02) James D. Bennett
03) Vincent F. Nicolosi
04) Gerard P. Tully, Sr.
						For	Against	Abstain
2.	Advisory vote to approve executive compensation.					☐	☐	☐

3.	Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2013.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.
B	Non-Voting Items	Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 – Please keep signature within the box. Date	Signature 2 – Please keep signature within the box. Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K/Wrap are available at www.proxyvote.com.

▼    IF YOU HAVE NOT VOTED VIA INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE    ▼

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M58729-P37824

 Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2013

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Corporation to be held on Tuesday, May 21, 2013 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of the proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR Proposal 2 and FOR Proposal 3.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE REVERSE SIDE, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side